Exhibit 99.1

CONTACT INFORMATION:
LaShaunda Smith
Marketing Assistant
Phone:  812.981.7336
Fax: 812.949.6870
lsmith@yourcommunitybank.com
www.yourcommunitybank.com
NASDAQ: CBIN

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana Announces

Michael Bauer announced as Executive Vice President, Chief Credit Officer

NEW ALBANY, INDIANA (April 9, 2008) – Community Bank Shares announces Michael K. Bauer as Executive Vice President & Chief Credit Officer at the company’s headquarters in New Albany. He has over thirty years of banking experience, including the past thirteen years with a local institution. Bauer is a graduate of Eastern Illinois University in Charleston, IL with a bachelors degree in Finance and earned a Masters in Business Administration at DePaul University in Chicago. Bauer is also an alumnus of Leadership Southern Indiana. Outside the bank, Bauer is actively involved as a board member and chairman-elect for the Indiana Bankers Association, and is a member of the National Regulatory Review Committee for the Independent Community Bankers of America.  Bauer has previously been involved with the Arts Council of Southern Indiana, Southern Indiana Chamber of Commerce, Southern Indiana Economic Development Council, Metro United Way, and Indiana University Southeast. Bauer currently resides in Floyds Knobs, IN.

Headquartered in New Albany, IN, Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank, a full-service banking affiliate that operates in Clark and Floyd counties in Southern Indiana, and in greater Louisville, Kentucky and Nelson County, Kentucky; and The Scott County State Bank, which operates in Scott County, Indiana.

Community Bank Shares of Indiana, Inc. is traded on the NASDAQ Capital Market under the symbol CBIN.